Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of December 31, 2010

Wessex House, 4th Floor 45 Reid Street Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax

PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John C.R. Hele
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2010 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 14, 2011 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2010 fourth quarter was $227.7 million, or $4.54 per share, compared to $284.7 million, or $4.75 per share, for the 2009 fourth quarter. The Company also reported after-tax operating income available to common shareholders of $129.5 million, or $2.58 per share, for the 2010 fourth quarter, compared to $159.4 million, or $2.66 per share, for the 2009 fourth quarter. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share was $89.98 at December 31, 2010, a 0.8% increase from $89.24 per share at September 30, 2010 and a 23.2% increase from $73.01 per share at December 31, 2009. The Company’s after-tax operating income available to common shareholders represented a 12.1% annualized return on average common equity for the 2010 fourth quarter, compared to 15.7% for the 2009 fourth quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

In the 2010 fourth quarter, the Company recorded net losses for the Australian floods that occurred in December 2010 of approximately $22.5 million, or $0.45 per share, net of reinsurance and reinstatement premiums. The Company’s 2011 first quarter results will be impacted by subsequent Australian flooding and Cyclone Yasi that occurred in Australia in 2011. Although it is early in the estimation process, the Company’s preliminary estimate of losses for the 2011 first quarter events is in the range of $30 million to $60 million, net of reinsurance and reinstatement premiums. The Company’s estimates for the 2010 and 2011 Australian floods are based, in part, on preliminary estimates of industry insured losses ranging from $3.0 billion to $6.0 billion, and the Company’s estimates for Cyclone Yasi are based, in part, on preliminary estimates of industry insured losses ranging from $0.5 billion to $1.5 billion.

The Company’s preliminary estimates for the 2010 and 2011 Australian floods and Cyclone Yasi are based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of in-force contracts. The Company’s actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2010	2009	2010	2009

Gross premiums written	$664,212	$718,712	$3,266,787	$3,592,931
Net premiums written	482,911	519,087	2,511,040	2,763,112
Net premiums earned	632,146	708,538	2,552,483	2,842,745
Underwriting income	48,356	79,218	195,004	336,066

Combined ratio	92.7%	88.8%	92.5%	88.1%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except share data)	2010	2009	2010	2009

After-tax operating income available to common shareholders	$129,489	$159,431	$491,074	$651,805
Net realized gains, net of tax	71,821	88,592	247,054	137,428
Net impairment losses recognized in earnings, net of tax	(3,230)	(4,493)	(11,321)	(66,056)
Equity in net income of investment funds accounted for using the equity method, net of tax	22,990	32,391	61,400	167,819
Net foreign exchange gains (losses), net of tax	6,581	8,775	28,537	(39,895)
Net income available to common shareholders	$227,651	$284,696	$816,744	$851,101

Diluted per common share results:
After-tax operating income available to common shareholders	$2.58	$2.66	$9.35	$10.53
Net realized gains, net of tax	1.43	1.48	4.70	2.22
Net impairment losses recognized in earnings, net of tax	(0.06)	(0.08)	(0.21)	(1.07)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.46	0.54	1.17	2.71
Net foreign exchange gains (losses), net of tax	0.13	0.15	0.54	(0.65)
Net income available to common shareholders	$4.54	$4.75	$15.55	$13.74

Weighted average common shares and common share equivalents outstanding — diluted	50,102,143	59,910,667	52,521,719	61,927,132

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2010 fourth quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 58.1% and an underwriting expense ratio of 34.6%, compared to a loss ratio of 57.9% and an underwriting expense ratio of 30.9% for the 2009 fourth quarter. For the year ended December 31, 2010, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 59.5% and an underwriting expense ratio of 33.0%, compared to a loss ratio of 58.2% and an underwriting expense ratio of 29.9% for the year ended December 31, 2009.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through December 31, 2010. As actual loss information is reported to the Company and it develops its own loss experience, the Company will give more emphasis to other actuarial techniques. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA+.” The average effective duration of the investment portfolio was 2.83 years at December 31, 2010, compared to 3.11 years at September 30, 2010 and 2.87 years at December 31, 2009. During 2010, the Company has continued to diversify its investment portfolio by increasing its holdings in portfolios which include allocations to global natural resource markets and other sectors and investment funds which invest in fixed income securities, commodities, property and emerging markets as part of total return objectives. Such amounts, which are included in ‘Other investments’ on the Company’s balance sheet, were approximately 2.9% of total investable assets at December 31, 2010. In addition, the Company increased its allocation in equity securities and investment funds that invest in global equities during 2010. Equity securities were approximately 3.1% of total investable assets at December 31, 2010.

Including the effects of foreign exchange, total return on the Company’s investment portfolio was approximately (0.07)% for the 2010 fourth quarter, compared to 1.15% for the 2009 fourth quarter, and 7.00% for the year ended December 31, 2010, compared to 11.28% for the year ended December 31, 2009. Excluding the effects of foreign exchange, total return was (0.04)% for the 2010 fourth quarter, compared to 1.16% for the 2009 fourth quarter, and 7.26% for the year ended December 31, 2010, compared to 10.56% for the year ended December 31, 2009.

Net investment income for the 2010 fourth quarter was $90.6 million, or $1.81 per share, compared to $93.6 million, or $1.56 per share, for the 2009 fourth quarter. The comparability of net investment income between the 2010 and 2009 periods was influenced by the Company’s share repurchase program described below. The pre-tax investment income yield was 3.24% for the 2010 fourth quarter, compared to 3.44% for the 2009 fourth quarter, and 3.34% for the year ended December 31, 2010, compared to 3.74% for the year ended December 31, 2009. The lower yields in the 2010 periods primarily reflect lower prevailing interest rates available in the market. Consolidated cash flow provided by operating activities for the 2010 fourth quarter was $144.5 million, compared to $184.0 million for the 2009 fourth quarter, and $802.1 million for the year ended December 31, 2010, compared to $992.6 million for the year ended December 31, 2009. The decline in operating cash flows in the 2010 periods primarily reflect a lower level of premium volume and changes in the mix of business.

For the year ended December 31, 2010, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 0.9% and 0.5%, respectively, compared to 2.3% and 2.0%, respectively, for the year ended December 31, 2009. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction.

The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rate, if any. The Company’s estimated effective tax rate on pre-tax operating income was 2.0% at September 30, 2010. The impact of applying the 0.5% annual effective tax rate on pre-tax operating income for the nine months ended September 30, 2010 increased the Company’s after-tax results for the 2010 fourth quarter by $5.2 million, or $0.10 per share. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2011 will be in the range of 1% to 3%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $11.5 million of federal excise taxes for the year ended December 31, 2010, compared to $12.8 million for the year ended December 31, 2009. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net foreign exchange gains for the 2010 fourth quarter were $6.0 million (net unrealized gains of $8.5 million and net realized losses of $2.5 million), compared to net foreign exchange gains for the 2009 fourth quarter of $9.1 million (net unrealized gains of $7.6 million and net realized gains of $1.5 million). Net foreign exchange gains for the year ended December 31, 2010 were $28.1 million (net unrealized gains of $29.5 million and net realized losses of $1.4 million), compared to net foreign exchange losses for the year ended December 31, 2009 of $39.2 million (net unrealized losses of $37.6 million and net realized losses of $1.6 million).

Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Historically, the Company has held investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company may not match a portion of its projected liabilities in foreign currencies with investments in the same currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

During the 2010 fourth quarter, the Company repurchased 2.9 million common shares for an aggregate purchase price of $258.2 million under its share repurchase program. Since the inception of the share repurchase program through December 31, 2010, ACGL has repurchased 31.7 million common shares for an aggregate purchase price of $2.27 billion. From January 1 to February 11, 2011, the Company repurchased an additional 1.6 million common shares for an aggregate purchase price of $139.6 million. At February 11, 2011, $89.9 million of repurchases were available under the share repurchase program.

At December 31, 2010, the Company’s capital of $4.91 billion consisted of $300.0 million of senior notes, representing 6.1% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.0% of the total, $325.0 million of preferred shares, representing 6.6% of the total, and common shareholders’ equity of $4.19 billion, representing the balance. At December 31, 2009, the Company’s capital of $4.72 billion consisted of $300.0 million of senior notes, representing 6.4% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.1% of the total, $325.0 million of preferred shares, representing 6.9% of the total, and common shareholders’ equity of $4.0 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, February 15, 2011. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on February 15 at 2:00 p.m. Eastern Time until February 22, 2011 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 91398818), and international callers should dial 617-801-6888 (passcode 91398818).

Please refer to the Company’s Financial Supplement dated December 31, 2010, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.91 billion in capital at December 31, 2010, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of the recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through December 31, 2010;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the market value of the Company’s investments;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates or underwrites business;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses included in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	December 31,
(U.S. dollars in thousands, except share data)	2010	2009

Calculation of book value per common share:
Total shareholders’ equity	$4,513,003	$4,323,349
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$4,188,003	$3,998,349
Common shares outstanding, net of treasury shares (1)	46,544,075	54,761,678
Book value per common share	$89.98	$73.01

(1)        Excludes the effects of  4,083,856 and 5,016,104 stock options and  173,178 and 261,012 restricted stock units outstanding at December 31, 2010 and 2009, respectively.

Share Repurchase Activity

	Three Months Ended		Year Ended		Cumulative
(U.S. dollars in thousands,	December 31,		December 31,		December 31,
except share data)	2010	2009	2010	2009	2010

Effect of share repurchases:
Aggregate cost of shares repurchased	$258,151	$358,655	$761,874	$458,401	$2,270,471
Shares repurchased	2,893,017	5,148,271	9,748,222	6,714,823	31,719,334
Average price per share repurchased	$89.23	$69.67	$78.16	$68.27	$71.58
Estimated net accretive impact on diluted earnings per share (1)	$0.75	$0.34	$2.41	$1.41
Estimated net accretive impact on ending book value per common share (2)					$7.46

(1)          The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) after-tax operating income per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share in the periods presented.

(2)          As the cumulative average price per share of shares repurchased through December 31, 2010 was lower than the ending book value per common share, the repurchase of shares increased ending book value per common share.

Investment Information

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except share data)	2010	2009	2010	2009

Components of net investment income:
Fixed maturities and short-term investments	$93,010	$99,272	$380,019	$406,758
Securities lending transactions	31	157	197	2,346
Equity securities	953	51	1,363	51
Other	1,555	402	3,685	2,016
Gross investment income	95,549	99,882	385,264	411,171
Investment expense	(4,948)	(6,331)	(20,386)	(21,040)
Net investment income	$90,601	$93,551	$364,878	$390,131

Per share	$1.81	$1.56	$6.95	$6.30

Investment income yield, at amortized cost (1):
Pre-tax	3.24%	3.44%	3.34%	3.74%
After-tax	3.13%	3.33%	3.23%	3.62%

Cash flow from operations	$144,513	$183,983	$802,074	$992,647

(1)          Investment income yield calculations exclude the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

	December 31,
(U.S. dollars in thousands)	2010	2009

Investable assets:
Fixed maturities available for sale, at market value	$9,082,828	$9,391,926
Fixed maturities pledged under securities lending agreements, at market value (1)	75,575	208,826
Total fixed maturities	9,158,403	9,600,752
Short-term investments available for sale, at market value	915,841	571,490
Short-term investments pledged under securities lending agreements, at market value (1)	—	3,993
Cash	362,740	334,571
TALF investments, at market value (2)	402,449	250,265
Equity securities available for sale, at market value	363,255	36,623
Other investments
Fixed income investment funds	266,267	63,146
Other	83,005	72,403
Investment funds accounted for using the equity method (3)	434,600	391,869
Securities transactions entered into but not settled at the balance sheet date	(144,047)	50,790
Total investable assets (1)	$11,842,513	$11,375,902

Investment portfolio statistics (1):
Average effective duration (in years)	2.83	2.87
Average credit quality	AA+	AA+
Imbedded book yield (before investment expenses)	3.52%	3.64%

(1)          This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at market value.

(2)          The Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) provides secured financing for certain asset-backed securities and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(3)          Changes in the carrying value of investments accounted for using the equity method are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2010	2009	2010	2009

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$369,054	$359,749	$1,307,285	$1,439,090
Change in unpaid losses and loss adjustment expenses	(1,728)	50,611	210,430	215,584
Total losses and loss adjustment expenses	$367,326	$410,360	$1,517,715	$1,654,674

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(7,081)	$987	$(12,456)	$(44,127)
Reinsurance	(31,396)	(17,408)	(125,638)	(138,404)
Total	$(38,477)	$(16,421)	$(138,094)	$(182,531)

Impact on losses and loss adjustment expenses:
Insurance	$(5,794)	$(2,475)	$(19,101)	$(47,060)
Reinsurance	(32,711)	(17,704)	(127,595)	(142,141)
Total	$(38,505)	$(20,179)	$(146,696)	$(189,201)

Impact on acquisition expenses:
Insurance	$(1,287)	$3,462	$6,645	$2,933
Reinsurance	1,315	296	1,957	3,737
Total	$28	$3,758	$8,602	$6,670

Impact on combined ratio:
Insurance	(1.8)%	0.2%	(0.8)%	(2.6)%
Reinsurance	(13.8)%	(6.2)%	(13.9)%	(12.0)%
Total	(6.1)%	(2.3)%	(5.4)%	(6.4)%

Impact on loss ratio:
Insurance	(1.4)%	(0.6)%	(1.2)%	(2.8)%
Reinsurance	(14.4)%	(6.3)%	(14.2)%	(12.3)%
Total	(6.1)%	(2.8)%	(5.7)%	(6.7)%

Impact on acquisition expense ratio:
Insurance	(0.4)%	0.8%	0.4%	0.2%
Reinsurance	0.6%	0.1%	0.3%	0.3%
Total	0.0%	0.5%	0.3%	0.3%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$1,147	$—	$30,958	$—
Reinsurance	29,830	3,093	89,271	22,861
Total	$30,977	$3,093	$120,229	$22,861

Impact on loss ratio:
Insurance	0.3%	0.0%	1.9%	0.0%
Reinsurance	13.1%	1.1%	9.9%	2.0%
Total	4.9%	0.4%	4.7%	0.8%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information — Discussion of 2010 Fourth Quarter Performance

For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated December 31, 2010 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Insurance Segment

	Three Months Ended
	December 31,
(U.S. dollars in thousands)	2010	2009

Gross premiums written	$527,783	$563,087
Net premiums written	351,841	369,704
Net premiums earned	404,275	426,649
Underwriting income	(5,793)	12,716

Loss ratio	65.5%	65.3%
Acquisition expense ratio	15.4%	14.1%
Other operating expense ratio	20.5%	17.6%
Combined ratio	101.4%	97.0%

Catastrophic activity and prior year development:
Current accident year catastrophic events	0.3%	0.0%
Net favorable development in prior year loss reserves, net of related adjustments	(1.8)%	0.2%
Combined ratio excluding such items	102.9%	96.8%

Gross premiums written by the insurance segment in the 2010 fourth quarter were 6.3% lower than in the 2009 fourth quarter as reductions in commercial aviation, professional liability and surety lines of business. The reduction in commercial aviation business primarily resulted from a strategic decision to exit the business while the lower level of property, professional liability and surety business was due in part to market conditions. Net premiums written were 4.8% lower than in the 2009 fourth quarter and also reflect changes in the mix of business, reinstatement premiums and the impact of changes in reinsurance structure. Net premiums earned by the insurance segment in the 2010 fourth quarter were 5.2% lower than in the 2009 fourth quarter, and reflect changes in net premiums written over the previous five quarters.

The 2010 fourth quarter loss ratio reflected 0.3 points for current year catastrophic event activity, primarily due to 3.1 points recorded for the Queensland, Australia floods which was partially offset by a reduction in estimates for earlier 2010 events, while the 2009 fourth quarter did not include any significant catastrophic activity. Estimated net favorable development, before related adjustments, reduced the loss ratio by 1.4 points in the 2010 fourth quarter, compared to 0.6 points in the 2009 fourth quarter. The estimated net favorable development in the 2010 fourth quarter primarily resulted from better than expected claims emergence in property, other short-tail and medium-tail lines.

The underwriting expense ratio was 35.9% in the 2010 fourth quarter, compared to 31.7% in the 2009 fourth quarter. The acquisition expense ratio was 15.4% in the 2010 fourth quarter, compared to 14.1% in the 2009 fourth quarter. The 2010 fourth quarter acquisition expense ratio included 0.7 points of premium assessments and other charges, compared to 0.2 points in the 2009 fourth quarter, and also reflected changes in the form of reinsurance ceded and mix of business. The operating expense ratio was 20.5% in the 2010 fourth quarter, compared to 17.6% in the 2009 fourth quarter.  The 2010 fourth quarter operating expense ratio reflected 1.6 points related to an accrual for certain employee benefit costs which are not expected to impact the insurance segment’s results in 2011. In addition, the 2010 fourth quarter ratio was due in part to a lower level of net premiums earned in the 2010 fourth quarter.

Reinsurance Segment

	Three Months Ended
	December 31,
(U.S. dollars in thousands)	2010	2009

Gross premiums written	$139,015	$159,229
Net premiums written	131,070	149,383
Net premiums earned	227,871	281,889
Underwriting income	54,149	66,502

Loss ratio	45.0%	46.7%
Acquisition expense ratio	18.3%	21.2%
Other operating expense ratio	13.9%	8.6%
Combined ratio	77.2%	76.5%

Catastrophic activity and prior year development:
Current accident year catastrophic events	13.1%	1.1%
Net favorable development in prior year loss reserves, net of related adjustments	(13.8)%	(6.2)%
Combined ratio excluding such items	77.9%	81.6%

Gross premiums written by the reinsurance segment in the 2010 fourth quarter were 12.7% lower than in the 2009 fourth quarter, primarily due to share decreases and non-renewals in casualty business, partially offset by growth in the reinsurance segment’s property other than property catastrophe (including property facultative business) and other specialty lines. Net premiums written by the reinsurance segment in the 2010 fourth quarter were 12.3% lower than in the 2009 fourth quarter, primarily due to the items noted above. Net premiums earned in the 2010 fourth quarter were 19.2% lower than in the 2009 fourth quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2010 fourth quarter loss ratio included 13.1 points related to current year catastrophic activity, which included a 5.0 point increase in the New Zealand earthquake exposure from the 2010 third quarter and 4.4 points from the Queensland, Australia floods, compared to 1.1 points in the 2009 fourth quarter. Estimated net favorable development, before related adjustments, reduced the loss ratio by 14.4 points in the 2010 fourth quarter, compared to 6.3 points in the 2009 fourth quarter. The estimated net favorable development in the 2010 fourth quarter primarily resulted from better than expected claims emergence in casualty business. The 2010 fourth quarter included a higher level of shorter-tail premiums earned and an increase in the percentage of premiums earned from excess of loss contracts than in the 2009 fourth quarter, resulting in a lower loss ratio in the 2010 fourth quarter period.

The underwriting expense ratio was 32.2% in the 2010 fourth quarter, compared to 29.8% in the 2009 fourth quarter. The acquisition expense ratio for the 2010 fourth quarter was 18.3%, compared to 21.2% for the 2009 fourth quarter. The comparison of the 2010 fourth quarter and 2009 fourth quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The operating expense ratio was 13.9% in the 2010 fourth quarter, compared to 8.6% in the 2009 fourth quarter. The higher other operating expense ratio in the 2010 fourth quarter was due in part to an increase in the accrual for incentive compensation costs which added approximately 2.8 points to the current quarter ratio. The increase in the accrual resulted from better than expected underwriting experience from prior years. The 2010 fourth quarter ratio also reflects the impact of the lower level of net premiums earned in the period.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
Net premiums written	$482,911	$519,087	$2,511,040	$2,763,112
Change in unearned premiums	149,235	189,451	41,443	79,633
Net premiums earned	632,146	708,538	2,552,483	2,842,745
Net investment income	90,601	93,551	364,878	390,131
Net realized gains	74,027	89,901	252,751	143,582

Other-than-temporary impairment losses	(3,341)	(4,846)	(13,073)	(147,509)
Less investment impairments recognized in other comprehensive income, before taxes	111	353	1,752	81,376
Net impairment losses recognized in earnings	(3,230)	(4,493)	(11,321)	(66,133)

Fee income	2,814	894	5,365	3,462
Equity in net income of investment funds accounted for using the equity method	22,990	32,391	61,400	167,819
Other income	6,165	5,428	18,511	20,016
Total revenues	825,513	926,210	3,244,067	3,501,622

Expenses
Losses and loss adjustment expenses	367,326	410,360	1,517,715	1,654,674
Acquisition expenses	104,824	120,549	441,202	493,560
Other operating expenses	121,335	105,985	432,795	392,138
Interest expense	7,460	7,015	30,007	24,440
Net foreign exchange (gains) losses	(6,039)	(9,051)	(28,108)	39,157
Total expenses	594,906	634,858	2,393,611	2,603,969

Income before income taxes	230,607	291,352	850,456	897,653

Income tax expense (benefit)	(3,505)	195	7,868	20,708

Net Income	234,112	291,157	842,588	876,945

Preferred dividends	6,461	6,461	25,844	25,844

Net income available to common shareholders	$227,651	$284,696	$816,744	$851,101

Net income per common share
Basic	$4.77	$4.96	$16.28	$14.29
Diluted	$4.54	$4.75	$15.55	$13.74

Weighted average common shares and common share equivalents outstanding
Basic	47,773,382	57,379,974	50,181,716	59,560,361
Diluted	50,102,143	59,910,667	52,521,719	61,927,132

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	December 31,	December 31,
	2010	2009
Assets
Investments:
Fixed maturities available for sale, at market value (amortized cost: $8,896,957 and $9,227,432)	$9,082,828	$9,391,926
Short-term investments available for sale, at market value (amortized cost: $913,488 and $570,469)	915,841	571,489
Investment of funds received under securities lending agreements, at market value (amortized cost: $69,682 and $96,590)	69,660	91,160
TALF investments, at market value (amortized cost: $389,200 and $247,192)	402,449	250,265
Equity securities available for sale, at market value (cost: $346,019 and $36,478)	363,255	36,623
Other investments (cost: $326,324 and $126,027)	349,272	135,549
Investment funds accounted for using the equity method	434,600	391,869
Total investments	11,617,905	10,868,881

Cash	362,740	334,571
Accrued investment income	74,837	70,673
Investment in joint venture (cost: $100,000)	105,698	102,855
Fixed maturities and short-term investments pledged under securities lending agreements, at market value	75,575	212,820
Securities purchased under agreements to resell using funds received under securities lending agreements	—	115,839
Premiums receivable	503,434	595,030
Unpaid losses and loss adjustment expenses recoverable	1,703,201	1,659,500
Paid losses and loss adjustment expenses recoverable	60,784	60,770
Prepaid reinsurance premiums	263,448	277,985
Deferred acquisition costs, net	277,861	280,372
Receivable for securities sold	56,145	187,171
Other assets	669,164	609,323
Total Assets	$15,770,792	$15,375,790

Liabilities
Reserve for losses and loss adjustment expenses	$8,098,454	$7,873,412
Unearned premiums	1,370,075	1,433,331
Reinsurance balances payable	132,452	156,500
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at market value (par: $326,219 and $218,740)	325,770	217,565
Securities lending payable	78,021	219,116
Payable for securities purchased	200,192	136,381
Other liabilities	652,825	616,136
Total Liabilities	11,257,789	11,052,441

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares - Series A and B	325,000	325,000
Common shares ($0.01 par, shares issued: 53,357,872 and 54,761,678)	534	548
Additional paid-in capital	110,325	253,466
Retained earnings	4,422,553	3,605,809
Accumulated other comprehensive income, net of deferred income tax	204,503	138,526
Common shares held in treasury, at cost (shares: 6,813,797 and 0)	(549,912)	—
Total Shareholders’ Equity	4,513,003	4,323,349
Total Liabilities and Shareholders’ Equity	$15,770,792	$15,375,790